Exhibit 99.1

Roundy’s Announces Fiscal 2015 Guidance

MILWAUKEE—January 15, 2015 – Roundy’s, Inc. (the “Company”) (NYSE: RNDY), a leading grocer in the Midwest, today announced its 2015 financial guidance for the 2015 fiscal year ending January 2, 2016 and the first quarter ending April 4, 2015.

The Company expects the following results from continuing operations for its 2015 first quarter and fiscal year:

	Q1 2015	Fiscal 2015
Net Sales	$980 to $990 million	$4.00 to $4.08 billion
Same-store Sales Growth	(0.25%) to (1.25%)	(0.75%) to (2.75%)
Adjusted EBITDA	$27.5 to $32.5 million	$115 to $125 million
Interest Expense
Cash	$12.6 to $13.1 million	$50.3 to $51.3 million
Non-Cash(1)	$1.2 million	$4.7 million
Income Tax Rate	40.0%	40.0%
Capital Expenditures	$10 to $15 million	$68 to $73 million
New Store Openings	1	5
Net (Loss) Per Diluted Share
From Continuing Operations	($0.00) to ($0.05)	($0.07) to ($0.18)

(1)	Includes amortization of deferred financing fees and original issue discount.

The Company is currently in a quiet period before its fourth quarter 2014 earnings announcement and therefore cannot entertain any discussion on the financial guidance issued today. The Company will provide further discussion of its financial guidance for the 2015 fiscal year on its fourth quarter 2014 earnings call.

Non-GAAP Financial Measure

Adjusted EBITDA is a non-generally accepted accounting principle (GAAP) financial measure to provide investors with a supplemental measure of its operating performance. Roundy’s believes that Adjusted EBITDA is a useful performance measure and is used to facilitate a comparison of its operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the business than measures under GAAP can provide alone. The Company’s board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including its senior executives.

The Company defines Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, LIFO charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, costs incurred in connection with the Company’s IPO (or subsequent offerings of Roundy’s common stock), loss on debt extinguishment, certain non-recurring or unusual employee and pension related costs, costs related to acquisitions, costs related to debt financing activities and goodwill impairment charges. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of the Company’s results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from the Company’s, it omits these amounts to facilitate investors’ ability to make these comparisons. Similarly, the Company omits depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in the Company’s experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. The Company believes that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of the Company’s operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of the Company’s performance. Other companies in the Company’s industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The limitations of Adjusted EBITDA include: (i) it does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, the Company’s working capital needs; (iii) it does not reflect income tax payments the Company may be required to make; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Forward-Looking Statements

This release contains forward-looking statements about the Company’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 22,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 148 retail grocery stores and 97 pharmacies under the Pick ’n Save, Copps, Metro Market and Mariano’s retail banners in Wisconsin, and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Contact:

James J. Hyland

Vice President of Investor Relations, Corporate Communications and Public Affairs

james.hyland@roundys.com

414-231-5811

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